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                               HAMBRECHT & QUIST GROUP

                                     Subsidiaries


    Company:                      Hambrecht & Quist California

    Business:                     Investment banking

    Percentage of ownership:      100%

    Date Organized:               December 1, 1982

    Place of Organization:        California



    Company:                      Hambrecht & Quist L.L.C.

    Business:                     Investment banking, securities brokerage

    Percentage of ownership:      100% (indirect - wholly-owned subsidiary of
                                  Hambrecht & Quist California)

    Date organized:               March 8, 1995*

    Place of Organization:        Delaware


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    * Date limited liability company formed.